Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-188456, No. 333-192677, No. 333-205350 and 333-205351) of our reports dated March 2, 2016, relating to the consolidated financial statements of Blackhawk Network Holdings, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s relationship with Safeway Inc. prior to April 14, 2014) and the effectiveness of Blackhawk Network Holding, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended January 2, 2016.

/s/ Deloitte & Touche LLP

San Francisco, California
March 2, 2016